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                                                         Exhibit 5
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                              [JDRP Letterhead]



                                June 29, 1995



Brush Wellman Inc.
17876 St. Clair
Cleveland, Ohio  44110

                        Re:  1995 Stock Incentive Plan
                             -------------------------

Gentlemen:

        We have acted as counsel for Brush Wellman Inc., an Ohio corporation (the "Company"), in connection with its 1995 Stock Incentive Plan (the "Plan"). We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereon we are of the opinion that the shares of Common Stock of the par value of $1 per share that may be issued or transferred and sold pursuant to the Plan and the agreements contemplated thereby (the "Agreements') are duly authorized and will be, when issued in accordance with the Plan and the Agreements, validly issued, fully paid and nonassessable, provided that the consideration received by the Company is at least equal to the par value of such shares.

        We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 being filed by the Company to effect registration of the 750,000 shares of Common Stock to be issued and sold pursuant to the Plan under the Securities Act of 1933.

                                  Very truly yours,



                                  JONES, DAY, REAVIS & POGUE